ARTICLES OF INCORPORATION

OF

K7 CAPITAL CORPORATION

I

The name of this corporation is K7 CAPITAL CORPORATION.

II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

The name and address in the state of California of this corporation’s initial agent for service of process is:

WILLIAM B. BARNETT
15233 VENTURA BOULEVARD 9TH FLOOR
SHERMAN OAKS, CA 91403

IV

The total number of shares which this corporation shall be authorized to issue is: 26,000,000. Said shares shall be in 2 classes to be designated Common shares and Preferred shares. The total number of Common shares authorized shall be 25,000,000; and the total number of Preferred shares shall be 1,000,000 at $.01 per value per share.

The Preferred shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred shares and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred shares and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

V

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

Dated: February 27, 1989

/s/ Karen Chok
Karen Chok, Incorporator

CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION

Alfred E. Booth, Jr. and Frank X. McGarvey:

1.	They are the President and the Secretary, respectively of K7 Capital Corporation, a California corporation.

2.	Article I of the articles of incorporation of this corporation is amended to read as follows:

I

“The name of this corporation is COSMETIC GROUP U.S.A., INC.”

3.	The foregoing amendment of articles of incorporation has been duly approved by the board of directors.

4.
The foregoing amendment of articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 438,832. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

May 21, 1993

/s/ Alfred E. Booth, Jr.
Alfred E. Booth, Jr.,
President

/s/ Frank X. McGarvey
Frank X. McGarvey,
Secretary

[COSMETIC GROUP USA LETTERHEAD]

June 3, 1993

State of California
Secretary of State
1230 J Street
Sacramento, CA 95814

RE: COSMETIC GROUP, INC. – PERMISSION OF USE OF SIMILAR CORPORATE NAME

Dear Sir/Madame:

On behalf of Cosmetics Group, Inc., I hereby grant permission to K-7 Capital Corporation to use the corporate name COSMETIC GROUP U.S.A., INC.

Sincerely,

/s/ Alfred E. Booth, Jr.
Alfred E. Booth, Jr.
President,
Cosmetic Group, Inc.

AEB/kb

COSMETIC GROUP USA, INC.   []   11312 Penrose St.   []   Sun Valley, CA 91352   []   (818) 767-2889   []   FAX (818) 767-4062

CERTIFICATE OF OWNERSHIP

Alfred E. Booth, Jr. and Francis X. McGarvey certify that:

1.	They are the president and the secretary, respectively, of COSMETIC GROUP U.S.A., INC., a California corporation.

2.	This corporation owns all the outstanding shares of COSMETIC GROUP, INC., a California corporation.

3.	The board of directors of this corporation duly adopted the following resolution:

RESOLVED, that this corporation merge COSMETIC GROUP, INC., its wholly-owned subsidiary corporation, into itself and assume all its obligations pursuant to Section 1110 of the California Corporations Code.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: 7-1-1993

/s/ Alfred E. Booth, Jr.
Alfred E. Booth, Jr., President

/s/ Francis X. McGarvey
Francis X. McGarvey, Secretary

CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION

ALFRED E. BOOTH, JR. and JUDITH E. ZEGARELLI certify that:

1.	They are the president and the secretary of COSMETIC GROUP U.S.A., INC., a California corporation.

2.	Article I of the articles of incorporation of this corporation is amended to read as follows:

“The name of this corporation is Zegarelli Group International, Inc.”

3.	The foregoing amendment of articles of incorporation has been duly approved by the board of directors.

4.
The foregoing amendment of articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 5,830,437. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: 9-23-97

/s/ Alfred E. Booth, Jr.
Alfred E. Booth, Jr., President

/s/ Judith E. Zegarelli
Judith E. Zegarelli, Secretary